Exhibit 12.4

DEALMAKER ORDER FORM

Regulation A Offerings (each, an “Offering”)

Customer:.	The 3rd Bevco Inc.	Contact:	Peter Scalise
Address:	2805 Vets Hwy Suite 15 Ronkonkoma, NY 11779	Phone:	516 448 6009
Commencement Date (optional):	August 8, 2023	E-Mail:	pete@the3rdbevco.com

This Order Form sets forth the terms of service by which a number of separate DealMaker affiliates are engaged to provide services to Customer (collectively, the “Services”). By its signature below in each applicable section, Customer hereby agrees to the terms of service of each company referenced in such section. Unless otherwise specified above, the Services shall commence on the date hereof.

By preceding with its order, Customer agrees to be bound contractually with each respective company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by one of the companies referenced herein and Customer in writing.

A summary of Services purchased is described on Schedule A attached. The applicable Terms of Service are described on the Schedules thereafter, and are incorporated herein.

Schedule “A” Summary of Fees

A.	Regulation A Offering Fees

●	$12,000 Advance (an advance against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred)

This advance fee includes

i.	$12,000 prepaid to DealMaker Reach LLC for consulting and developing materials for self-directed electronic roadshow

●	$16,000 monthly account management fees.

○	Monthly account management fees commence on the first month following the Commencement Date

○	To the extent services are commenced in advance of a FINRA no objection letter being received, such amounts shall be considered an advance against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred). A maximum of $30,000 or three months of account management fees are payable prior to a no objection letter being received.

○	Monthly fees include:

■	$1,000 account maintenance fees payable to DealMaker (up to a maximum of $12,000 during the Offering)

■	$15,000 marketing advisory fees payable to Reach (up to a maximum of $180,000 during the Offering)

●	1% Cash Fees From All Proceeds plus $15,000 payable in 3 installments of $5,000 at various milestone of the Offering as described in the Form 1-A:

●	Platform Fees, as described in Schedule “D”

Fair Compensation

To ensure adherence to fair compensation guidelines, DealMaker Securities will ensure that, in any scenario, the aggregate fees payable to DealMaker Securities and its affiliates in respect of Services related to the Offering shall never exceed the amounts set forth in the table below (the column entitled “Maximum Compensation”).

If the Total Offering Amount is	Maximum Compensation to Broker and affiliates would be (As % of Total Offering Amount)
$8,616,250	8.5%
$17,232,500	7%
$24,848,750	6.5%
$34,465,000	6%

If the Offering is fully subscribed, the maximum amount of underwriting compensation will be $2,067,000

*	In the event that the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance does not issue a no objection letter for the Offering, all DMS Fees are fully refundable other than services actually rendered in accordance with DMS standard hourly rates.

Schedule “B”

DealMaker Securities Services

Pre-Offering Analysis

●	Reviewing Customer, its affiliates, executives and other parties as described in Rule 262 of Regulation A, and consulting with Customer regarding same.

Pre-Offering Consulting for Self-Directed Electronic Roadshow

●	Consulting with Customer on best business practices regarding raise in light of current market conditions and prior self-directed capital raises

●	Consulting with Customer on question customization for investor questionnaire, selection of webhosting services, and template for campaign page

●	Advising Customer on compliance of marketing material and other communications with the public with applicable legal standards and requirements

●	Providing advice to Customer on content of Form 1A and Revisions

●	Provide extensive, review, training, and advice to Customer and Customer personnel on how to configure and use electronic platform powered by DealMaker.tech

●	Assisting in the preparation of SEC and FINRA filings

●	Working with the Client’s SEC counsel in providing information to the extent necessary

Advisory, Compliance and Consulting Services During the Offering

●	Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing Customer with information on an investor in order for Customer to determine whether to accept such investor into the Offering;

●	If necessary, discussions with the Customer regarding additional information or clarification on an Customer-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying the company, if needed, to gather additional information or clarification on an investor;

●	Providing ongoing advice to Customer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Consulting with Customer regarding any material changes to the Form 1A which may require an amended filing; and

●	Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

Customer hereby engages and retains DealMaker Securities LLC, a registered Broker-Dealer, to provide the applicable services described above. Customer hereby agrees to the terms set forth in the DealMaker Securities Terms (Schedule E), with fees described on Schedule A hereto.

Customer Representative

Schedule “C”

DealMaker Reach Services

Kickoff Services Include:

●	Develop and launch Paid Media ad copy and creative across Meta and Google ads

●	Build the strategy, copy, and creative for email nurturing sequences (4-6 emails) to client's existing audience

Monthly Services Include:

●	Paid media:

○	Ongoing testing of audiences, ad copy, and creative across Google, Meta, Twitter, and TikTok

●	Investor nurturing:

○	Develop campaign copy for investor education email automation series for new traffic to Client website (4-6 emails)

○	Develop content calendar and write copy for ongoing investor communications across email, SMS, and ringless voicemails

○	Coordinate ongoing investor webinars

●	Partnerships:

○	Source and negotiate private ad placements with relevant publishers and email newsletters

●	General campaign strategy:

○	Suggest improvements to campaign funnel across the Client website and email communications

●	Campaign forecasting:

○	Advertising spend and campaign timeline projections based on Client goals and campaign metrics

●	Reporting:

○	Regular calls weekly for month one after launch and 2/month thereafter

○	Strategic planning, implementation, and execution of marketing budget

FEES DO NOT INCLUDE

●	Expenses

Marketing Services are provided by DealMaker Reach LLC. Customer hereby agrees to the terms set forth in the DealMaker Reach Terms of Service linked [here], with fees described on Schedules A and B hereto.

Customer Representative

Schedule “D”

DealMaker.tech Subscription Platform and Shareholder Engagement Online Portal

During the Offering, Subscription Processing and Payments Functionality

●	Creation and maintenance of deal portal powered by DealMaker.tech software with fully-automated tracking, signing, and reconciliation of investment transactions

●	Full analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors.

Apart from the Offering, Shareholder Management via DealMaker Engage

●	Shareholder management software to provide corporate updates, announce additional financings, and track engagement

●	Document-sharing functionality to disseminate share certificates, tax documentation, and other files to investors

●	Monthly fee is payable to DealMaker.tech

Platform Hosting and Maintenance Fees Monthly Subscription Fee: $1,000

●	Deal portal with automated tracking, signing, and reconciliation of investment transactions

●	Support and periodic review with assigned Account Manager

Transaction Fees

General

●	$15 per document electronically signed on platform

●	$15 per transaction recorded on platform

Payment Processing Fees

●	Express Wires (USD) - 1.00%

●	Secure Bank-to-Bank Payments (USD) - 2.00%

●	Credit Card Processing - 4.50%

●	Per Investor Refund Fee - $50.00

●	Failed Payment Fee -- $5.00

●	Reconciliation Report - $250

AML Searches (required for Reg A offerings)

●	AML Search (individual) — $2.50

●	AML Search (corporate) — $25.00

Subscription Management and Shareholder Engagement Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service linked [here] with fees described on Schedules A and B hereto.

Customer Representative

Schedule “E” DealMaker Securities Terms

DealMaker Securities Terms

Broker-Dealer Agreement

These terms and conditions create a binding agreement by and between the customer who has signed the Order Form (“Customer”), and DealMaker Securities LLC, a FINRA-registered Broker-Dealer (“DMS”)(the “Agreement”). DMS is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others.

Customer is offering securities directly to the public in an offering exempt from registration under either Regulation A+ or Regulation CF (the “Offering”). Customer recognizes the benefit of having DMS provide advisory and other services as described herein, on the terms hereof.

1.	Appointment, Term, and Termination

a.	Appointment. Customer hereby engages and retains DMS to provide operations and compliance services at Customer’s discretion, subject to DMS’s approval as a FINRA-registered broker-dealer. Customer acknowledges that DMS obligations hereunder are subject to (a) DMS acceptance of Customer as a customer following DMS’ due diligence review and (b) if applicable, issuance by the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance of a no objection letter for the Offering.

b.	Term. The Agreement will remain in effect for a period from the signing of the Order Form (“Term”) until the first day of the month following the completion of Customer’s Regulation A+ Offering.

c.	Termination. If Customer or DMS defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if either party fails to perform or observe any material term, covenant, or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice if any material representation or warranty made by Customer proves to be incorrect at any time in any material respect, (iii) upon written notice, in order to comply with a legal requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or, (iv) without limiting the foregoing, at any time if, after the commencement of DMS’s due diligence of the Customer, DMS believes that is not advisable to proceed with the contemplated Offering (including but not limited to, as a result of a DMS conflict of interest). If Customer or DMS commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency, or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors, the Agreement may be terminated upon thirty (30) days’ written notice.

d.	Termination Remedies. The termination of this Agreement as described herein shall not exclude the availability of any other remedies. Any delay or failure by either party to exercise, in whole or in part, any right, power, remedy or privilege shall not be construed as a waiver or limitation to exercise, in whole or in part, such right, power, remedy or privilege.

e.	Survivability. All terms of the Agreement, which should reasonably survive termination, shall survive, including, without limitation, confidentiality, limitations of liability and indemnities, arbitration and the obligation to pay Fees relating to Services provided prior to termination.

2.	Services. DMS will perform the services listed on the Order Form in connection with the Offering (the “Services”).

3.	Fees. As payment for the Services, Customer shall pay to DMS such fees as described in the Order Form. Transaction-based Fees including equity are earned once the Customer’s investors are reviewed by DMS. Customer’s acceptance of an investor completes DMS's service obligation at which time fees are due and payable to DMS. Customer authorizes DMS to deduct any fees owing directly from the Customer’s bank account or third-party escrow account (if applicable). With respect to processing fees for use of the DealMaker software, Customer authorizes DMS to deduct these processing fees directly from the Customer’s bank account or third-party escrow account (if applicable). Customer will be billed for fees incurred on a monthly basis. Payment will be automatically debited from the Customer’s bank account or credit card on file, with a receipt to be automatically delivered. Invoices will be available for the Customer to review upon request. In the event that any Customer payment fails, Customer must re–connect their bank account or update credit card within fourteen (14) days and submit payment for any arrears. In the event past invoices are not cleared or accounts are not brought back into good standing within 30 days, all services will be paused until payment is received and the Customer’s bank account or credit card authorization is restored. DMS shall have the right to register a lien on any assets or property of the Customer in respect of fees owed and outstanding to DMS or any affiliate thereof for more than sixty (60) days.

4.	Regulatory Compliance

a.	Customer and all its third-party providers shall at all times (i) comply with direct requests of DMS: (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee) in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Customer shall comply with and adhere to all DMS policies and procedures which shall be provided to Customer.

b.	Customer and DMS will have shared responsibility for the review of all documentation related to the Offering but the ultimate discretion about accepting an Investor will be the sole decision of the Customer. Each Investor will be considered to be that of the Customer’s and NOT DMS.

c.	Customer and DMS shall each supervise and train their respective employees, agents, representatives and independent contractors in the performance of functions allocated to them pursuant to the terms of this Agreement.

d.	In the event that Customer files a Form C-W or Form 1-A-W withdrawing its filing in relation to its Offering, Customer agrees to promptly return to investors all funds received from investors, regardless of whether the Customer has elected to complete multiple closings.

e.	If either Customer or DMS receives material communications (orally or in writing) from any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the performance of either party’s obligations thereunder, the receiving party shall promptly provide said communications to the opposite party and cooperate with opposite party counsel to coordinate a response to such communication, unless such notification is expressly prohibited by the applicable Governmental Authority.

5.	Role of DMS. Customer acknowledges and agrees that Customer relies on Customer’s own judgement in engaging DMS Services. Customer understands and agrees that DMS (i) is not assuming any responsibility for the Customer’’s underlying business decision to pursue any business strategy or effect any Offering; (ii) makes no representations with respect to the quality of any investment opportunity in connection with the Offering (iii) does not guarantee the performance to or of any Investor in the Offering, (iv) does not guarantee the performance of any third party which provides services to DMS or Customer with respect to the Offering, ) (v) will make commercially reasonable efforts to perform the Services pursuant to this Agreement (vi) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about the Offering, does not constitute a recommendation as to the appropriateness, suitability, legality, validity, or profitability of any Offering, (vii) Services in connection with this Agreement should not be construed as creating a partnership, joint venture, or employer-employee relationship of any kind, (ix) Services in connection with this Agreement that require registration as a FINRA/SEC registered broker-dealer shall be performed exclusively by DMS or an associated person of DMS , (x) is not providing any accounting, legal or tax advice, and (xi) will use “commercially reasonable efforts” to perform Services pursuant to this Agreement but that this shall not give rise to any express or implied commitment by DMS to purchase or place any of the Customer’s securities. Customer explicitly acknowledges that DMS shall not and is under no duty to recommend Customer’s security and DMS is not selling Customer’s security to retail investors.

6.	Indemnification

a.	Indemnification by Customer. Customer shall indemnify and hold DMS, its affiliates and their respective members, officers, directors and agents harmless from any and all actual or direct losses, liabilities, claims, demands, judgements, arbitrations awards, settlements, damages, and costs (collectively “Losses”), resulting from or arising out of any third party suits, actions, claims, demands, investigations or similar proceedings (collectively “Claim”) to the extent they are based upon (i) a breach of this Agreement by Customer, (ii) the wrongful acts or omissions of Customer, or (iii) the Offering.

b.	Indemnification by DMS. DMS shall indemnify and hold Customer, Customer’s affiliates and Customer’s representatives and agents harmless from any Losses resulting from or arising out of Claims to the extent they are based upon (i) a breach of this Agreement by DMS or (ii) the wrongful acts or omissions of DMS or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

c.	Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceedings and the indemnified party agrees to reasonably cooperate, at the indemnifying party’s cost in ensuing investigations, defense or settlement. The indemnifying party shall reimburse the indemnified party for all expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, or settling a Claim (including without limitation any shareholder or derivative action); provided, however, that indemnifying party will not be liable to indemnify and hold harmless or reimburse an indemnified party pursuant to this paragraph to the extent that an arbitrator (or panel of arbitrators) or court of competent jurisdiction will have determined by a final non-appealable judgment that such Claim resulted from the gross negligence or willful misconduct of such indemnified party. The indemnifying party will not settle, compromise or consent to the entry of a judgment in any pending or threatened Claim unless such settlement, compromise or consent includes a release of the indemnified parties satisfactory to the indemnified parties.

d.	Indemnified Party Limitation Of Liability. No indemnified party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the indemnifying party arising from or related to the Agreement or the Offering or any actions or inactions allegedly taken by the indemnified party in connection with the Agreement, except to the extent that an arbitrator (or panel of arbitrators) or a court of competent jurisdiction determines by a final non-appealable judgment that Losses resulted from the gross negligence or willful misconduct of such indemnified party. In no event shall the indemnified party be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits incurred by the Customer arising from or relating to the Agreement, an Offering, or any actions or inactions taken by an indemnified party in connection with the Agreement, and the Customer agrees not to seek or claim any such damages under any circumstances.

e.	Insufficient Funding For A Claim. If the foregoing indemnification or reimbursement is judicially determined to be unavailable or insufficient to fully indemnify and hold harmless DMS as an indemnified party against a Claim, the Customer will contribute to the amount paid or payable by an indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative financial benefits of the Offering to the Company, on the one hand, and the indemnified party, on the other hand; or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Customer on the one hand and the indemnified party on the other hand with respect to such Claim as well as any other relevant equitable considerations. Notwithstanding the preceding paragraphs, in no event will the aggregate amount to be contributed by all indemnified parties towards all Claims and Customer losses, exceed the actual fees received by DMS pursuant to the Agreement.

5.	Witness Reimbursement. In the event that DMS or any of its employees, officers, directors, affiliates or agents are requested or required to appear as a witness or subpoenaed to produce documents in any action in which the Customer or any of its affiliates is a party to and DMS is not, the Customer will reimburse DMS for all expenses incurred by its employees, officers, directors, affiliates or agents in preparing for and appearing as a witness or producing documents, including the reasonable fees and disbursements of legal counsel.

7.	Notices. Any notices required by the agreement shall be in writing and shall be addressed, and delivered via email at the email address included in the Order Form.

8.	Confidentiality and Mutual Non-Disclosure:

a)	Included Information. For purpose of this Agreement, the term “Confidential Information” means all non-public, confidential and/or proprietary information disclosed by one party to this Agreement (“Disclosing Party”) to the other party (“Receiving Party”), including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally identifiable information of customers (v) intellectual property, and (vi) all documentation provided by investors in the Offering.

b)	Excluded information. For purposes of this Agreement, the term “Confidential Information” shall not include (i) information already known to the Receiving Party prior to disclosure by the Disclosing Party, (ii) information independently developed by the Receiving Party without the use of any confidential and proprietary information, (iii) information known to the public through no wrongful act of the Receiving Party, (iv) information that becomes known to the Receiving Party from a third party not bound by a confidentiality obligation to the Disclosing Party.

c)	Confidentiality Obligations. During the Term and at all times thereafter, Receiving Party shall not disclose Confidential Information of the Disclosing Party or use such Confidential Information for any purpose without the prior written consent of Disclosing Party. Each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the forgoing, a Receiving Party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that Receiving Party shall notify the Disclosing Party in writing promptly upon receipt of knowledge of such order so that Receiving Party may attempt to prevent such disclosure or seek a protective order, or (ii) as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government entities from obtaining, reviewing, and auditing any information, records, or data of either party containing Confidential Information.

d)	Disclosure and Retention Of Confidential Information. DMS is hereby expressly permitted by Customer to disclose Confidential Information to third parties involved in the Offering contemplated herein, provided that Customer has been informed of such disclosure in advance and has approved such disclosure (either orally or in writing). DMS may retain one copy of the Customer’s Confidential Information to the extent necessary to comply with industry-specific document retention rules and other regulations, and in an archived computer backup system stored as a result of automated backup procedures for compliance purposes. Customer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require DMS to maintain copies of practically all data and communications, even after this Agreement is terminated Agreement.

e)	Logo Display. The Parties agree that the display of a Party’s name or logo on a website or in connection with any marketing materials shall not be considered a disclosure of Confidential Information.

9.	Miscellaneous

a.	These terms are non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

b.	This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns. This Agreement may be modified or amended only by a written consent executed by the other party.

c.	Either party may assign this Agreement to any person or entity that acquires all or substantially all of its business or assets, in which case the other party’s consent shall not be unreasonably withheld. This includes an assignment to a subsidiary that an entity party may create or to a company affiliated with or controlled directly or indirectly by an entity party .

d.	When Offering closes, Customer agrees that:

(i)	DMS, may prepare media materials of its choosing, at its own expense and in compliance with applicable regulations, describing DMS’ Services in the Offering as described in this Agreement; and

(ii)	If the Customer issues a press release regarding the Offering, it shall include reference to DMS as the broker-dealer on the Offering.

With respect to the preparation of any other marketing or media materials either before or after Offering closes, Customer and DMS will work together to authorize and approve in writing any additional co-branded notifications. press releases and/or Customer facing communication materials regarding the representations in this Agreement.

e.	This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflict of laws principles. The parties submit to the jurisdiction of and venue in the federal courts located in the state of New York with respect to any dispute related to this Agreement and any Offering contemplated herein and waive their right to a jury trial (whether such disputes are based on contract, tort or otherwise.) Notwithstanding the above, the parties agree that ANY DISPUTE, CONTROVERSY, CLAIM OR CAUSE OF ACTION BETWEEN THE Customer AND DMS DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR BREACH THEREOF required or allowed to be conducted by the Financial Industry Regulatory Authority’s (“FINRA”) rules (including the FINRA Code of Arbitration Procedure for Industry Disputes) shall be arbitrated in accordance with such rules. Any arbitration shall be before a neutral arbitrator or panel of arbitrators selected under the FINRA Neutral List Selection System (or any successor system) and in a forum designated by the Director of FINRA Dispute Resolution or any member of FINRA Staff to whom such Director has delegated authority. In general accordance with FINRA Rule 2268, by signing an arbitration agreement the parties agree as follows:

(i)	This Agreement contains a pre-dispute arbitration clause.

(ii)	Except as otherwise provided in this Agreement, all parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(iii)	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(iv)	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(v)	The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(vi)	Any panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

(vii)	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(ix)	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

(x)	As provided in FINRA Rule 2268, no person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(i)	the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

f.	The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

g.	If any provision, term or condition of this Agreement is invalid, void or unenforceable by a court of competent jurisdiction, or a regulatory or self-regulatory agency or body by order or judgment not subject to review, the remaining provisions, terms and conditions shall not be affected and shall remain in full force and effect, and this Agreement shall be carried out as if any such invalid, void or unenforceable provisions, terms or conditions were not included in the Agreement.

h.	This Agreement, along with the Order Form and applicable schedule of DMS fees, contains the entire agreement between the parties and supersedes any prior and collateral agreements, communications, understandings and negotiations relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement executed by both parties.

i.	Pursuant to the requirements of Title III of Pub. L. 107-56 (the USA Patriot Act), as amended (the “Patriot Act”) and other applicable laws, rules and regulations, DMS is required to obtain, verify and record information that identifies the Customer which information includes the name and address of the Customer and other information that that allows DMS to identify the Customer in accordance with the Patriot Act and other such laws, rules and regulations.

J.	Customer acknowledges that agreements with DMS affiliates, if any, shall be governed by the affiliates’ applicable terms of service.

Signature Certificate

Reference number: MH6TT-DFZ6H-6EKG9-ZQFRX

Signer	Timestamp	Signature
Pete Scalise Email: pete@the3rdbevco.com Shared via link		Pete Scalise
Sent:	08 Aug 2023 15:42:49 UTC	IP address: 75.99.41.238
Viewed:	08 Aug 2023 16:13:36 UTC	Location: Sayville, United States
Signed:	08 Aug 2023 16:13:53 UTC	

Document completed by all parties on:

08 Aug 2023 16:13:53 UTC

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